Exhibit 99.1

The Glimpse Group Reports Record Fiscal Second Quarter 2022 Financial Results

6 Month Revenue Grows to a Record $2.71 million a 78% Increase Year-over-Year, with Core Software & Services Revenue Growing 166% Year-over-Year

Fiscal Second Quarter Revenue Grows to a Record $1.69 million

NEW YORK, February 14, 2022 — The Glimpse Group, Inc. (NASDAQ: VRAR) (FSE: 9DR) (“Glimpse,” “The Glimpse Group” or the “Company”), a diversified Virtual Reality and Augmented Reality (“VR” and “AR”) platform company providing enterprise-focused VR and AR software & services solutions, announced financial results for its fiscal second quarter ended December 31, 2021 (“Q2 FY ‘22”).

Management Commentary by President & CEO Lyron Bentovim

Glimpse’s Q2 FY ‘22 and 1H FY ‘22 were highlighted by:

●	Entered into a definitive agreement to acquire Sector 5 Digital (“S5D”), the largest Glimpse acquisition to date. The acquisition closed on February 1, 2022.

●	Record 6-month FY ‘22 (1H FY ‘22) revenue of $2.71 million, a 78% increase compared to 1H FY’21 (excluding the S5D acquisition).

●	Record 6-month Core Software & Services revenue, excluding project revenue, increased by 166% compared to 1H FY’21 (excluding Glimpse project-based revenue and the S5D acquisition).

●	Including S5D’s unaudited 6-month revenue of approximately $2 million, the combined Company’s revenue was approximately $4.7 million for 1H FY ‘22. With continued internal growth, we are now on an expected annual revenue run rate of over $10 million, without any additional organic growth or any additional potential acquisitions.

●	Record quarterly revenue of $1.69 million, a 65% increase compared to Q1 FY’22 (excluding the S5D acquisition) and a 34% increase compared to Q2 FY’21 which significantly benefitted from a delay in recognized revenue from Q1 FY’21 to Q2 FY ‘21 due to Covid limitations.

●	During the quarter, we completed a $15 million private placement comprised of common stock at approximately 43% premium to our IPO price and warrants priced at approximately 110% premium to our IPO price.

●	Post the S5D acquisition, between our combined revenues and with over 120 VR and AR software developers, engineers and 3D artists, and 5 issued patents, we believe that we are one of the largest independent VR&AR software and services companies.

●	Post the recent S5D acquisition, we currently have over $21 million of cash (including $2MM in escrow for potential future S5D performance payments), and a clean balance sheet with no material liabilities, no converts or preferreds and a controlled and low cash burn relative to our current cash position.

Glimpse’s stated goal is to become a premier software and services company in the emerging VR/AR industry, with a global footprint. We intend to accomplish this with continued strong organic growth across our diverse base of wholly owned subsidiary companies and with further accretive and well structed acquisitions.

Organic Growth:

We continued to gain traction with customers for our AR/VR Enterprise focused software and services. A few recent examples in Q2 ‘FY 22:

●	Signed the largest contract in the Company’s history, a $1.0 million Master Services Agreement and Statement of Work with a leading global social media and metaverse company for AR software and services, which are in the process of being delivered.

●	Our subsidiary company Immersive Health Group (IHG) entered into a 5-year VR software and services contract with Boston Medical Center, a large health system in New England, to develop and implement VR experiences for practitioners to learn and practice decision-making and problem-solving skills for maternal health emergencies.

●	Our subsidiary company QReal’s collaboration with Bollè and M7 Innovations on AR campaigns showcasing Bollè’s sunglasses, goggles and helmets in try-on and try-out experiences was awarded the Best Use of Technology by the Modern Retail Awards 2021 in competition with tech leaders like Google and Snap. The campaign saw commercial results that led to significant interactions with the 3D products as well as a strong increase in sales growth (18 million interactions with the 3D products on Tilly’s.com during the first 30 days and a 313.6% increase in year over year sales). This helps validate our belief that AR technologies will fundamentally change the retail environment and the way customers evaluate and ultimately purchase products.

Acquisitions:

Acquisitions, in parallel to organic growth, have been core to Glimpse’s strategy since our inception, as we look to deepen and expand our subsidiary company base, market access and technologies. As previously reported, in 1H FY ‘22 we acquired three companies – Auggd in the Architecture, Engineering and Construction (AEC) space, XR Terra in the immersive technologies talent development segment and, most recently, Sector 5 Digital (S5D), a leading and award-winning immersive technologies company, with a first-tier customer base including the likes of American Airlines, BAE Systems, Bell Flight, Ecolab, Galderma, Halliburton and Textron Systems among others. All three acquisitions were well structured, with relatively small upfront payments and with most of the purchase price consideration dependent on the achievement of significant revenue growth milestones over the next three years, and primarily common stock payments based on Glimpse’s stock price at those times.

The S5D acquisition, in particular, significantly and immediately improves our business, operating and financial scale while generating compelling go-to-market synergies across our diverse ecosystem. It also approximately doubles Glimpse’s pre-acquisition annual revenue.

Metaverse:

The evolution of the Metaverse continues to be a topic of wide discussion, with many leading companies announcing Metaverse initiatives. Glimpse’s subsidiary companies provide the VR and AR software and service solutions that are enabling companies and organizations to make initial forays into the immersive world. As the Metaverse develops, we believe that Glimpse’s subsidiary companies will be supplying the underlying immersive technologies and solutions (“picks and shovels”) that will facilitate an enterprise’s ability to build their presence and commerce footprint in the Metaverse.

Non Fungible Tokens (NFTs) will be an important part of transacting and value creation in the Metaverse. To that end we created a limited-edition 3D collectible Glimpse Medal Non-Fungible Token which speaks to our advanced capabilities. In our view, The Glimpse Medal is one of the first fully “metaverse-ready” NFTs, meaning that it can seamlessly and easily be used across all AR and VR platforms - from AR on a mobile phone, to a 2D website on a computer, to a VR headset and brought into all existing (and future) NFT based virtual worlds. We plan to continue expanding our NFT capabilities and offerings by integrating it with our wide array of VR and AR technologies, across our diverse base of subsidiary companies, into the emerging Web3 ecosystem and related business applications.

Executive and Board Expansion:

In Q2 FY ‘22, we strengthened our Executive Team and Board of Directors:

●	As part of the S5D acquisition, Jeff Meisner, who in addition to continuing as S5D’s General Manager, became Glimpse’s Chief Revenue Officer and joined our Board of Directors. Jeff has extensive business development and sales experience in the immersive technology industry and he fills an important gap in our executive team.

●	We also added a new independent director, Ian Charles, who became the Chair of our Audit Committee. Ian Charles is a technology CFO with nearly 25 years of executive leadership experience in technology, public markets, mergers and acquisitions, and multinational operations. We expect to leverage Ian’s knowledge and experiences to solidify and expand Glimpse’s financial and operational infrastructure as we continue to scale our software and services businesses.

Summary:

Our expectation is for a strong 2H FY ‘22 (January-June ‘22). We believe that immersive technology (VR and AR), in conjunction with AI and Blockchain technologies, represent the next technology growth cycle, one that will evolve and grow over many years to come. While the immersive industry is nascent, our revenue growth and first tier customer base demonstrate clear industry development and adoption. With our unique diversified platform model, growing industry position, and well capitalized and clean balance sheet, we believe that Glimpse is well positioned to successfully scale while playing an enabling role in the development of the Enterprise-focused VR/AR industries in general and the Metaverse in particular.

Q2 FY’22 and 1H FY ‘22 Financial Summary:

●	Total revenue for the three months ended December 31, 2021 was approximately $1.69 million compared to approximately $1.26 million for the three months ended December 31, 2020, an increase of 34% (the three months ended December 31, 2020 revenue included delayed sales from Q1 FY ‘21 into Q2 FY ‘21 due to Covid 19 - on a normalized basis the relative growth quarter-to-quarter would have been significantly higher). Total revenue for the six months ended December 31, 2021 was approximately $2.71 million compared to approximately $1.52 million for the six months ended December 31, 2020, an increase of 78%. The increase for both periods was due primarily to organic growth and the addition of new customers and does not include any S5D revenues.

●	For the three months ended December 31, 2021, Software Services revenue was approximately $1.61 million compared to approximately $1.19 million for the three months ended December 31, 2020, an increase of approximately 35% (the three months ended December 31, 2020 revenue included delayed sales from Q1 FY ‘21 into Q2 FY ‘21 due to Covid 19 - on a normalized basis the relative growth quarter-to-quarter would have been significantly higher). For the six months ended December 31, 2021, Software Services revenue was approximately $2.42 million compared to approximately $1.38 million for the six months ended December 31, 2020, an increase of approximately 75%. The increase for both periods was due primarily to organic growth and the addition of new customers and does not include any S5D revenues.

●	For the three months ended December 31, 2021, Software License revenue was approximately $0.08 million compared to approximately $0.07 for the three months ended December 31, 2020, an increase of approximately 14% (the three months ended December 31, 2020 revenue included delayed sales from Q1 FY ‘21 into Q2 FY ‘21 due to Covid 19 - on a normalized basis the relative growth quarter-to-quarter would have been significantly higher). For the six months ended December 31, 2021, Software License revenue was approximately $0.29 million compared to approximately $0.14 for the six months ended December 31, 2020, an increase of approximately 107%. As the VR and AR industries continue to mature, we expect our Software License revenue to continue to grow on an absolute basis and as an overall percentage of total revenue.

●	For the three months ended December 31, 2021, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $0.85 million compared to approximately $0.50 million for the three months ended December 31, 2020, an increase of approximately 70% (the three months ended December 31, 2020 revenue included delayed sales from Q1 FY ‘21 into Q2 FY ‘21 due to Covid 19 - on a normalized basis the relative growth quarter-to-quarter would have been significantly higher). For the three months ended December 31, 2021, non-project revenue accounted for approximately 50% of total revenues compared to approximately 40% for the three months ended December 31, 2020. For the six months ended December 31, 2021, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $1.70 million compared to approximately $0.64 million for the six months ended December 31, 2020, an increase of approximately 166%. For the six months ended December 31, 2021, non-project revenue accounted for approximately 63% of total revenues compared to approximately 42% for the three months ended December 31, 2020.

●	Gross profit was approximately 88% for the three months ended December 31, 2021 compared to approximately 56% for the three months ended December 31, 2020. Gross profit was approximately 87% for the six months ended December 31, 2021 compared to approximately 55% for the six months ended December 31, 2020. The increase for both periods was driven by the increase in non-project revenue which produces higher margin, improved management of project revenue costs of goods sold and utilization of lower cost Glimpse Turkey staff. On a going forwarded basis, we expect overall Gross profit to decrease from this level as S5D’s Gross profit has historically been in the 55-65% range and it currently comprises about half of the Company’s combined revenue base.

●	Operating expenses for the three months ended December 31, 2021 were approximately $3.05 million compared to $1.41 million for the three months ended December 31, 2020, an increase of approximately 116%. Operating expenses for the six months ended December 31, 2021 were approximately $5.33 million compared to $2.77 million for the six months ended December 31, 2020, an increase of approximately 92%. The increase for both periods was driven by employee headcount additions to support growth, the incurrence of expenses specific to Glimpse being a publicly traded company and the addition of two new subsidiaries.

●	For the three months ended December 30, 2021, net loss from operations was approximately $1.40 million compared to a net loss of approximately $1.24 million for the three months ended December 30, 2020, an increase of approximately 13% period-to-period.

●	We sustained a net loss of $1.57 million for the three months ended December 31, 2021 as compared to a net loss of $0.75 million for the prior 2020 period, a loss increase of $0.82 million or 109%. This reflects a period-over-period increase in revenue and related gross profit, offset by an increase in operating expenses. Net loss for the six months ended December 31, 2021 was $3.24 million as compared to a net loss of $2.02 million for the prior 2020 period, a loss increase of $1.22 million or 60%. This reflects a period-over-period increase in revenue and related gross profit, offset by an increase in operating expenses. and the incurrence of a non-cash loss on conversion of convertible notes to common stock as a result of the July 1, 2021 initial public offering, offset by a decrease in non-cash interest expense.

●	Net cash used in operating activities was $2.36 million for the six months ended December 31, 2021, compared to $0.78 million during the prior period, an increase of approximately $1.58 million. This is primarily driven by an increase in net loss of approximately $1.22 million and an increase in accounts receivable reflective of increased revenue period over period.

●	For the three months ended December 2021 Adjusted EBITDA loss of $0.47 million increased by $0.67 million as compared to a $0.2 million gain for the three months ended December 31, 2020. Adjusted EBITDA loss of $0.9 million for the six months ended December 31, 2021 increased by $0.58 million as compared to a $0.32 million loss for the six months ended December 31, 2020.

●	The Company’s cash position was approximately $24.8 million as of December 30, 2021. As of February 14, 2022, cash and cash equivalents was $21.0 million following the closing of the S5D acquisition (inclusive of $2 million cash in escrow to satisfy potential performance based purchase price consideration relating to the S5D acquisition). The Company has a clean cap table with no convertible debt, preferred equity or material cash obligations.

Fiscal Second Quarter 2022 Conference Call and Webcast

Date: February 14, 2022

Time: 4:30 p.m. Eastern time

Dial-in: +1 346-248-7799

Meeting ID: 94225770404

Passcode: 133201

Webcast Registration: https://audience.mysequire.com/webinar-view?webinar_id=ad9fc5aa-570e-4edc-b212-0d26b66a1c76

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A replay will be available for at least 90 days using the dial-in information and webcast link above or on The Glimpse Group Investor Relations website at https://ir.theglimpsegroup.com/.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) (FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2021 (Unaudited)	As of June 30, 2021 (Audited)
ASSETS
Cash and cash equivalents	$24,828,043	$1,771,929
Investments	247,430	-
Accounts receivable	1,287,735	626,244
Deferred costs	21,030	29,512
Pre-offering costs	-	470,136
Acquisition escrow	4,000,000	-
Prepaid expenses and other current assets	479,512	281,047
Total current assets	30,863,750	3,178,868

Equipment, net	76,899	42,172
Other assets	64,000	-
Intangible assets, net	712,501	-
Goodwill	550,000	-
Total assets	$32,267,150	$3,221,040

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$142,774	$381,510
Accrued liabilities	105,655	168,745
Accrued bonuses	406,505	440,357
Accrued legacy acquisition expense	460,000	1,250,000
Deferred revenue	98,736	98,425
Total current liabilities	1,213,670	2,339,037

Long term liabilities
Paycheck Protection Program loan	623,828	623,828
Convertible promissory notes, net	-	1,429,953
Total liabilities	1,837,498	4,392,818
Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred Stock, par value $0.001 per share, 20 million shares authorized;0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 12,480,416 and 7,579,285 issued and outstanding	12,480	7,580
Additional paid-in capital	55,764,735	20,936,050
Accumulated deficit	(25,347,563)	(22,115,408)
Total stockholders’ equity (deficit)	30,429,652	(1,171,778)
Total liabilities and stockholders’ equity (deficit)	$32,267,150	$3,221,040

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	December 31		December 31
	2021	2020	2021	2020
Revenue
Software services	$1,613,195	$1,191,222	$2,417,913	$1,378,874
Software license/software as a service	76,807	68,623	294,622	140,898
Total Revenue	1,690,002	1,259,845	2,712,535	1,519,772
Cost of goods sold	212,254	546,192	357,641	683,316
Gross Profit	1,477,748	713,653	2,354,894	836,456
Operating expenses:
Research and development expenses	1,190,490	588,766	2,179,874	1,325,516
General and administrative expenses	1,197,109	372,990	1,976,838	708,988
Sales and marketing expenses	665,677	445,279	1,170,364	734,755
Total operating expenses	3,053,276	1,407,035	5,327,076	2,769,259
Net loss from operations before other income (expense)	(1,575,528)	(693,382)	(2,972,182)	(1,932,803)

Other income (expense)
Other income	-	-	-	10,000
Interest income	134	730	19,757	1,264
Interest expense	-	(48,437)	-	(96,874)
Loss on conversion of convertible notes	-	-	(279,730)	-
Total other income (expense), net	134	(47,707)	(259,973)	(85,610)
Net Loss	$(1,575,394)	$(741,088)	$(3,232,155)	$(2,018,412)

Basic and diluted net loss per share	$(0.14)	$(0.11)	$(0.30)	$(0.29)
Weighted-average shares used to compute basic and diluted net loss per share	11,637,318	7,053,986	10,802,570	7,046,510

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31, 2021	For the Six Months Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(3,232,155)	$(2,018,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	102,851	12,198
Amortization of paid-in kind common stock interest on convertible notes	-	96,874
Common stock and stock option based compensation for employees and board of directors	1,289,381	1,534,416
Issuance of common stock to vendors as compensation	147,895	51,000
Loss on conversion of convertible notes	279,730	-

Changes in operating assets and liabilities:
Accounts receivable	(661,491)	(188,907)
Pre-offering costs	470,136	-
Prepaid expenses and other current assets	(359,921)	(16,452)
Deferred costs	3,181	(115,537)
Other assets	(64,000)	-
Accounts payable	(238,736)	(45,275)
Accrued liabilities	(63,090)	(31,733)
Accrued bonuses	(33,852)	-
Deferred revenue	311	(54,416)
Net cash used in operating activities	(2,359,760)	(776,244)
Cash flow from investing activities:
Purchases of equipment	(50,080)	(15,036)
Asset acquisition	(300,000)	-
Purchase of investments	(247,430)	-
Net cash used in investing activities	(597,510)	(15,036)
Cash flows from financing activities:
Proceeds from initial public offering, net	11,821,364	-
Proceeds from securities purchase agreement, net	13,578,400	-
Proceeds from issuance of common equity to investors	-	225,705
Proceeds from exercise of stock options	613,620	-
Net cash provided by financing activities	26,013,384	225,705

Net change in cash and cash equivalents	23,056,114	(565,575)
Cash and cash equivalents, beginning of year	1,771,929	1,034,846
Cash and cash equivalents, end of period	$24,828,043	$469,271
Non-cash Investing and Financing activities:
Common stock issued for acquisitions	$1,050,000	$-
Common stock issued and escrowed for acquisition	$4,000,000	$-
Conversion of convertible promissory notes into common stock	$1,606,176	$65,000
Issuance of warrants in connection with initial public offering	$522,360	$-
Issuance of warrants in connection with securities purchase agreement	$8,797,546	$-
Issuance of common stock for satisfaction of legacy acquisition liability	$790,000	$-
Common stock subscription receivable	$-	$12,770

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three and six months ended December 31, 2021 and 2020:

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)		(in millions)
Net loss	$(1.58)	$(0.74)	$(3.23)	$(2.02)
Interest expense, net	-	0.05	-	0.10
Depreciation and amortization	0.08	0.01	0.10	0.01
EBITDA (loss)	(1.50)	(0.68)	(3.13)	(1.91)
Stock based compensation expenses	0.60	0.87	1.31	1.59
Stock based financing related expenses	-	-	0.28	-
Public company expenses	0.35	-	0.53	-
Acquisition related expenses	0.09	-	0.11	-
Adjusted EBITDA (loss)	$(0.46)	$0.19	$(0.90)	$(0.32)